Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Barbara K. Hembree
November 10, 2008		317.465.0445
		bhembree@fhlbi.com

Federal Home Loan Bank of Indianapolis Announces

2008 Third Quarter Results

Indianapolis, IN—On November 10, 2008, the Federal Home Loan Bank of Indianapolis (FHLBI) released unaudited financial results for the quarter ended September 30, 2008.

Net income increased to $48.4 million for the third quarter of 2008, compared to $31.6 million for the third quarter of 2007. Net income increased to $139.2 million for the first nine months of 2008, compared to $84.2 million for the first nine months of 2007. These increases were primarily due to growth in assets combined with lower funding costs and wider spreads on our invested assets. Retained earnings, net of accumulated other comprehensive income, increased to $249.0 million at September 30, 2008, compared to $196.1 million at December 31, 2007, an annualized increase of 36%.

Total assets were $58.3 billion at September 30, 2008, an increase of $2.2 billion or 4%, compared to $56.1 billion at December 31, 2007. The FHLBI increased its advances outstanding, at par, to member financial institutions by $3.9 billion or 15% during the first nine months of 2008, for a balance of $30.3 billion at September 30, 2008. These increases were primarily the result of recent market conditions as the FHLBI responded to its members’ increased need for liquidity.

Other principal assets include mortgage-backed securities (MBS), Mortgage Purchase Program (MPP), and short-term investments. Over 97% of the FHLBI’s outstanding MBS balance was rated AAA/Aaa at September 30, 2008. The weighted average FICO® score and average loan-to-value ratio recorded at origination for conventional loans in the MPP portfolio at September 30, 2008, were 747 and 71%, respectively.

As previously announced, the board of directors of the FHLBI declared dividends on B-1 and B-2 stock at annualized rates of 4.75% and 3.80%, respectively. These dividends were paid in cash on October 22, 2008.

All amounts referenced as of and for the quarter and nine months ended September 30, 2008, are unaudited.

Safe Harbor Statement

This document contains forward-looking statements concerning plans, objectives, goals, strategies, future events or performance, which are not statements of historical fact. The forward-looking statements contained in this release reflect our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in the forward-looking statements. Readers are referred to the documents filed by us with the SEC, specifically reports on Form 10-K and Form 10-Q including risk factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships, Serving Communities

The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks headquartered in Indiana and Michigan. For more information about the FHLBI and its Affordable Housing Program, visit www.fhlbi.com.